Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NeuroBo Pharmaceuticals, Inc.

Boston, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-232667, Form S-8 No. 333-225435, Form S-8 No. 333-222675, Form S-8 No. 333-213946, Form S-8 No. 333-213014, Form S-3 No. 333-220315 and Form S-3 No. 333-217296)  of our report dated August 30, 2019, except for the subsequent events in Note 10, as to which the dates are October 10, 2019 and October 29, 2019, relating to the consolidated financial statements of NeuroBo Pharmaceuticals, Inc. (the “Company”) appearing in the Company's Prospectus constituting a part of the Registration Statement on Form S-4 for the period from inception (July 25, 2017) to December 31, 2017 and the year ended December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

February 20, 2020